FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

UNITED DEVELOPMENT CO., L.P.-2000

DECEMBER 31, 2008

UNITED DEVELOPMENT CO., L.P.-2000

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

INDEPENDENT AUDITOR'S REPORT

To the Partners
UNITED DEVELOPMENT CO., L.P.-2000

We have audited the accompanying balance sheet of UNITED DEVELOPMENT CO., L.P.-2000, as of December 31, 2008 and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UNITED DEVELOPMENT CO., L.P.-2000 as of December 31, 2008 and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

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Metairie, Louisiana
June 24, 2009

3421 N. Causeway Blvd., Suite 701 • Metairie, LA 70002 • Telephone (504) 837-0770 • Fax (504) 837-7102
201 St. Charles Ave., Ste. 2500 • New Orleans, LA 70170 • Telephone (504) 599-5905 • Fax (504) 837-7102
www.pmlcpa.com
Member of
IGAF - Member Firms in Principal Cities • PCAOB - Public Company Accounting Oversight Board
AICPA: Center for Public Company Audit Firms (SEC) • Governmantal Audit Quality Center • Private Companies Practice Section (PCPS)

UNITED DEVELOPMENT CO., L.P.-2000

BALANCE SHEET

DECEMBER 31, 2008

ASSETS
Assets
Cash and equivalents	$14,718
Security Deposits	3,773
Accounts receivable	10,578
Due from General Partner	93,658
Land	195,000
Fixed Assets, net of accumulated depreciation	2,680,474
Intangible assets, net of accumulated amortization	7,618

Total Assets	$3,005,819

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Accounts payable	$19,772
Security deposits payable	13,425
Accrued expenses	697
Due to related parties	10,926
Mortgage payable	1,005,089

Total Liabilities	1,049,909

Partners' Capital	1,955,910

Total Liabilities and Partners' Capital	$3,005,819

See accompanying notes

UNITED DEVELOPMENT CO., L.P.-2000

STATEMENT OF OPERATIONS

DECEMBER 31, 2008

Revenue
Rental revenue	$306,657
Other revenue	9,360

Total Revenue	316,017

Operating expenses

General and administrative	21,519
Payroll	34,742
Utilities	2,479
Tax and insurance	34,261
Management fee	56,436
Repairs and maintenance	63,112
Marketing and advertising	883
Legal and other professional fees	14,803

Total Operating Expenses	228,235

Operating Income	87,782

Other Income and (Expenses)
Interest income	80,697
Depreciation and amortization	129,759
Reporting Fee	2,500
State credit partner asset management fee	300

Net Other Income and (Expenses)	213,256

Net Income (Loss)	$(125,474)

See accompanying notes

UNITED DEVELOPMENT CO., L.P.-2000

STATEMENT OF CHANGES IN PARTNERS' CAPITAL

DECEMBER 31, 2008

	General Partner	Limited Partners	Total Partners' Capital

Balance - January 1, 2008, As Restated	$112,274	$1,969,110	$2,081,384
Net Income (Loss)	(6)	(125,468)	(125,474)

Balance - December 31, 2008	$112,268	$1,843,642	$1,955,910

See accompanying notes

UNITED DEVELOPMENT CO., L.P.-2000
STATEMENT OF CASH FLOWS
DECEMBER 31, 2008

Cash flows from operating activities:
Net Income	$(125,474)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	129,759
(Increase) decrease in accounts receivable	(53,972)
Increase (decrease) in security deposits payable	(3,325)
Increase (decrease) in accrued reporting fee	2,500
Increase (decrease) in accrued expenses	697
Total adjustments	75,659
Net cash provided (used) by operating activities	(49,815)

Cash flows from financing activities:
Principal payments on long-term debt	(14,299)
Net cash provided (used) by financing activities	(14,299)

Net increase (decrease) in cash and equivalents	(64,114)
Cash and equivalents, beginning of year	78,832

Cash and equivalents, end of year	$14,718

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest Expense	$80,697

See accompanying notes

UNITED DEVELOPMENT CO., L.P.-2000

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE A - NATURE OF OPERATIONS

United Development Co., L.P.-2000 (the "Partnership") was formed under the laws of the State of Arkansas to conduct the business of owning and operating real property located in West Memphis, Arkansas. The Partnership owns Families First, a 51-home scattered site residential rental property (the "Property") developed and operated under Federal and State of Arkansas low-income housing tax credit programs.

The Partnership is 99.98% owned by the limited partner, WNC Housing Tax Credit Fund VI, Series 7, a California limited partnership, 0.01% owned by the special limited partner, WNC Housing, L.P., and 0.005% owned by Arkansas Low-Income Housing State Tax Credit Partnership 2003-A, collectively, the "Limited Partners." Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively, the "General Partner", own 0.005% of the Partnership.

Profits and losses are generally allocated 0.005% and 99.995% to the General Partner and Limited Partners, respectively, pursuant to the Second Amended and Restated Agreement of Limited Partnership dated March 12, 2004 (the "Partnership Agreement"). Under the terms of the Partnership Agreement, the Limited Partners provided or otherwise received credit for capital contributions totaling $2,151,732, which reflects an overpayment of $35,935 as a result of a tax credit adjuster pursuant to the Partnership Agreement. The General Partner provided cumulative capital contributions totaling $112,280. The total capital contributions required pursuant to the Partnership Agreement are subject to adjustment based on the amount of low-income housing tax credits allocated to the Partnership. During 2008, the Limited Partners provided no capital contributions.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting
The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Cash and cash equivalents
Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less at the acquisition date. Restricted cash is not considered cash equivalents.

Concentration of credit risk
The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institution's federally insured limits. The Partnership has not experienced any losses in such accounts.

UNITED DEVELOPMENT CO., L.P.-2000

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Revenue recognition
Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month. Leases are for periods of up to one year, with rental payments due monthly. Other revenue results from fees for late payments, cleaning and damages and is recorded when earned.

Fixed assets
Fixed assets are recorded at cost. Buildings are depreciated over their estimated useful lives of 27.5 years under the straight-line method. Depreciation expense for the year ended December 31, 2008 was $128,854.

Fixed assets consist of:

Buildings	$3,543,453
Less: Accumulated Depreciation	(862,979)

Net Fixed Assets	$2,680,474

Intangible assets
Permanent loan costs of $13,576 are being amortized using the straight-line method over 30 years. Tax credit monitoring fees of $18,000 are being amortized using the straight-line method over 15 years. Amortization expense for the year ended December 31, 2008 was $905. As of December 31, 2008, accumulated amortization was $23,958.

Impairment of long-lived assets
The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2008.

UNITED DEVELOPMENT CO., L.P.-2000
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes
Incomes taxes on Partnership income are levied on the partners at the partner level. Accordingly, no income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. Pursuant to FSP-FIN 48-3, the effective date has been deferred for nonpublic organizations and will become effective for fiscal years beginning after December 15, 2008. The Partnership has elected to defer the application of FIN 48. Management believes that the implementation of FIN 48 will not have a material effect on the financial statements.

Economic concentrations
The Partnership operates a scattered site property in West Memphis, Arkansas. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

NOTE C - RELATED PARTY TRANSACTIONS

Due from General Partner
On April 1, 2008 and December 16, 2008, the General Partner borrowed $40,000 and $53,658, respectively, from the operating reserve of the Partnership. The withdrawal of funds represented a violation of the terms of the Partnership Agreement. As of December 31, 2008, the General Partner owed $93, 658 to the Partnership.

Management fee
Buehler Enterprises, Inc., an affiliate of the General Partner, manages the Property pursuant to a management agreement dated October 20, 2000. The management agreement provides for a management fee of 8% of monthly gross rental collections plus an annual fee of $25,000. During 2008, a management fee of $56,436 was expensed to operations. As of December 31, 2008, the management fee payable was $8,426, which is included in due to related parties on the accompanying balance sheet.

Reporting fee
Pursuant to the Partnership Agreement, the Partnership shall pay to the Limited Partners, or an affiliate thereof, a fee of $2,500 each year for its services in connection with the Partnership's accounting matters. As of December 31, 2008, $2,500 is included in due to related parties on the accompanying balance sheet.

UNITED DEVELOPMENT CO., L.P.-2000

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE C - RELATED PARTY TRANSACTIONS (CONTINUED)

State credit partner asset management fee
Pursuant to the Partnership Agreement, the Partnership shall pay to the Limited Partners, a fee of $300 per year out of available cash flow in accordance with the Partnership Agreement. During 2008, a state credit partner asset management fee of $300 was expensed to operations.

NOTE D - MORTGAGE PAYABLE

The balance sheet reflects a mortgage payable from Fidelity National Bank secured by the Property. The mortgage payable has been allocated to each of the 51 homes by Fidelity National Bank and a mortgage deed has been executed for each separate building. The terms are set forth below:

Loan Amount:	$1,100,000
Maturity Date:	May 1, 2017
Interest Rate:	9.25%

As of December 31, 2008, the mortgage payable balance was $1,005,089 and accrued interest was $0. Principal and interest payments of $8,806 are due on the first day of each month until May 1, 2017 when all unpaid interest and principal will be due and payable.

Future minimum principal payments of the mortgage payable over each of the next five years are as follows:

Year ending December 31,
2009	$16,725
2010	18,203
2011	19,813
2012	21,564
2013	23,470
Thereafter	905,314
$1,005,089

UNITED DEVELOPMENT CO., L.P.-2000

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE E - LOW-INCOME HOUSING TAX CREDITS

The Partnership expects to generate an aggregate of $3,000,000 of federal low-income housing tax credits ("Federal Tax Credits"). Generally, such Federal Tax Credits become available for use by its partners pro-rata over a ten-year period that began in 2002. To qualify for the Federal Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements. In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years.

The Partnership expects to generate an aggregate of $600,000 of Arkansas state low-income housing tax credits ("State Tax Credits"). Generally, such State Tax Credits become available for use by the State Tax Credit Limited Partner over a ten-year period that began in 2002. To qualify for the State Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements.

Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than expected. As of December 31, 2008, the Partnership had generated $1,970,437 of Federal Tax Credits and $394,087 of cumulative State Tax Credits.

The Partnership anticipates generating Tax Credits as follows:

Year ending December 31,	Federal	State
2009	300,000	60,000
2010	300,000	60,000
2011	300,000	60,000
2012	129,563	25,913
	$1,029,563	$205,913